Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bicapital Corporation

We consent to the use of our audit report with respect to the consolidated financial statements of Bicapital Corporation as of March 31, 2014, 2013 and April 1, 2012 and for the years ended March 31, 2014 and 2013 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG
KPMG
Panama, Republic of Panama
May 22, 2015